Exhibit 10.21

May 14, 2008

CONFIDENTIAL

Mr. Stephen P. Smith

7809 Lambton Park Road

New Albany, Ohio 43054

Re:	Offer of Employment

Dear Steve:

This letter serves as our offer to you for employment as Executive Vice President and Chief Financial Officer of NiSource, Inc. The terms of your offer are as follows:

1. Commencement: You will be employed as Executive Vice President beginning June 1, 2008 and as Chief Financial Officer on August 4, 2008. Until such time as you become Chief Financial Officer, you will perform only those services as are mutually agreed upon by you and the President and Chief Executive Officer of NiSource Inc.

2. Position: You will report to the President and Chief Executive Officer of NiSource Inc.

3. Other Positions: You may continue to serve on the Board of Directors of Natural Resource Partners, L.P. and as a member of the Audit Committee of the Board of Directors of Natural Resources Partners, L.P.

4. Compensation: Your annual base salary will be $500,000, payable in installments not less frequently than monthly. Your annual base salary may be adjusted periodically.

5. Benefits: While you are employed by NiSource Inc., you will be entitled to participate in all benefit plans, including without limitation, any health, life and disability insurance plans, qualified and nonqualified retirement and pension plans, or any other plan or benefit generally afforded to similarly situated executives of NiSource Inc.

6. Sign-On Bonus: To compensate you for the loss of a prorated portion of the annual bonus from your prior employer, you will receive a sign-on bonus of $150,000, payable in a lump-sum by June 30, 2008.

7. Short-Term Incentive: You will be entitled to an annual incentive opportunity under the NiSource Inc. Corporate Incentive Plan (“Corporate Incentive Plan”). This annual incentive opportunity will be based on a target equal to 65% of your annual base salary, with a range from 32.5% to 97.5% of your annual base salary. The payment of the short-term incentive is dependent upon Company performance, your own performance, and your status as an employee in good standing. Notwithstanding the foregoing:

a. You will be guaranteed an annual incentive opportunity in 2008 equal to not less than the “target” level but prorated based on the number of months remaining in the performance period after June 1, 2008;

b. You will be guaranteed an annual incentive opportunity in 2009 and 2010 equal to not less than the “target” level; and

c. Your annual incentive opportunity for the first 5 months of 2011 is guaranteed to equal not less than 5/12 of the “target” level with the incentive opportunity for the remaining months in the performance period calculated under the Corporate Incentive Plan.

8. Long-Term Incentive:

a. You will be entitled to participate in the NiSource Inc. 1994 Long Term Incentive Plan, as amended and restated effective January 1, 2005 (the “LTIP”), in an amount and structure comparable to other executives of NiSource Inc. and as approved by the Officer Nomination and Compensation Committee of the Board of Directors and the NiSource Inc. Board of Directors.

b. For each fiscal year beginning after June 1, 2008, you shall receive an award with a value of at least $600,000 under the LTIP (or such successor or other plan as may be adopted by NiSource Inc.), to the extent that NiSource Inc. grants awards to other executives.

c. To compensate you for the loss of a portion of your long term incentive award from your prior employer, you will also receive a grant of contingent stock pursuant to the LTIP. The number of shares to be granted will be determined by dividing $600,000 by the fair market value of one common share of NiSource Inc. on the date of grant. Vesting of the contingent stock shall be based solely on the passage of time and the contingent stock shall vest in 1/3 increments on December 31, 2008, December 31, 2009 and December 31, 2010 and fully transferable shares of NiSource Inc. common stock will be delivered to you upon such vesting.

9. Bonus Payments: As additional compensation for the loss of a portion of your long term incentive award from your prior employer, you will receive the following payments during your employment with the Company: $135,000 on December 31, 2008, $135,000 on December 31, 2009, and $135,000 on December 31, 2010 . Notwithstanding the foregoing, in the event of your death any unpaid amounts shall be settled in cash within 30 days after the date of your death.

10. Change in Control: NiSource Inc. will enter into a Change in Control Agreement with you on substantially the same terms and in substantially the same form as set forth in the Change in Control Agreement attached as Exhibit A.

11. Severance:

a. If, other than in connection with a change in control, NiSource Inc. terminates your employment for any reason, other than for “cause” (as defined below), or you terminate your employment with NiSource Inc. for “good reason” (as defined below), you will be entitled to receive the following severance benefits on the date of termination:

1)	A lump-sum payment equal to your annual base salary, as then in effect;

2)	A lump-sum payment equal to your prorated annual incentive opportunity under the Corporate Incentive Plan at the “target” level; and

3)	A lump-sum payment equal to 130% of the cost of continuation coverage premiums for continued participation by you and your dependents for a period of 1 year in any group health, dental, vision or other welfare benefit plan for which continued participation is available under Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”), and Sections 601 through 609 of the Employee Retirement Income Security Act of 1974, as amended.

In addition, to the severance benefits described above,

4)	A payment in the amount of the value of any of the contingent stock described in Section 8 (c) that has not vested as of the date of your termination shall be paid in a lump-sum within 30 days following the date of your termination;

5)	Any unpaid bonus described in Section 9 shall be paid in a lump-sum within 30 days following the date of your termination; and

6)	You shall be entitled to receive reasonable outplacement services beginning on the date of termination and continuing until the earlier of the date you accept other employment or 12 months thereafter.

b. For purposes of this letter, “cause” shall mean: 1) your conviction of any crime involving dishonesty, fraud, or breach of trust; 2) your commission of any willful act constituting fraud or breach of fiduciary duty to the Company and its shareholders which has a significant adverse impact on the Company; 3) any act or omission by you that causes a regulatory body with jurisdiction over the Company to demand or recommend that you be removed or suspended from any position in which you serve with the Company; 4) your willful and material violation of the Company’s policies or 5) your substantial nonperformance of your material duties and responsibilities (other than due to partial or total incapacity) for a period of 10 days following written notice by the Company to you of such nonperformance.

c. For purposes of this letter, “good reason” means the occurrence of any of the following: 1) a material diminution in your base compensation or incentive compensation opportunity; 2) a material diminution in your authority, duties, or responsibilities; 3) a material change in the geographic location at which you are required to perform services; or 4) any material breach of this letter by NiSource Inc., its successors, subsidiaries or assigns.

You are required to provide written notice to NiSource Inc. within 45 days of the initial existence of the condition constituting good reason, and NiSource Inc. shall have 30 days from the giving of this written notice in which to remedy the condition constituting good reason and not be required to pay the compensation and benefits described above. If you fail to provide such written notice within the period described above, then you will be deemed to have consented to such condition and NiSource Inc. shall have no obligation to pay the compensation and benefits described above with respect to such condition.

12. Vacation: You will be entitled to four weeks of paid vacation each year. For 2008, your vacation will be prorated based on the number of months remaining in the fiscal year after June 1, 2008.

13. Location: Your principal office will be located in Columbus, Ohio.

14. Relocation: In the event your principal office changes, you will be entitled to relocation assistance under the NiSource Inc. relocation assistance policy for a period of two years beginning on the date your principal office changes. Any reimbursement for relocation expenses in any year may not affect the amount of relocation expenses eligible for reimbursement in any other year, and reimbursement must be made by December 31 of the year following the year in which the expense was incurred.

15. Section 409A: NiSource Inc. intends that this letter and the benefits provided herein comply with the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall interpret and administer this letter and the benefits provided herein consistent with this intent.

16. NiSource Policies. You are expected to familiarize yourself with and observe all Company policies. Following your acceptance of this offer and during the course of your employment with the Company, you will have access to confidential and proprietary information of the Company. You agree to maintain the confidentiality of such information, before, during and after your employment.

17. Dispute Resolution: Should there be any dispute as to the meaning or application of this letter, both parties agree to submit the dispute to binding arbitration under the standard employment rules of the American Arbitration Association. This letter shall be construed in accordance with the laws of the State of Indiana.

Sincerely,

/s/ Robert C. Skaggs, Jr.

Robert C. Skaggs, Jr.
President and Chief Executive Officer
NiSource Inc.

ACCEPTED AND ACKNOWLEDGED

/s/ Stephen P. Smith

Stephen P. Smith

Date:	5/29/08

4